EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 9, 2018, with respect to the statements of condition including the related portfolios of High Income Allocation Portfolio 2018-2 and Preferred Opportunity Portfolio 2018-2 (included in Invesco Unit Trusts, Series 1874) as of May 9, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-223820) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP

New York, New York
May 9, 2018